EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) between GEOVIC MINING CORP. (“Company”) and GARY R. MORRIS (“Executive”) is effective on 01 January 2008 and remains in effect through the Term of this Agreement (as hereinafter defined). This Agreement replaces and otherwise supersedes the existing Executive Employment Agreement currently in effect. The Company and the Executive are in some places herein referred to individually as a Party and collectively as the Parties.

WHEREAS:

A.	The Company is a publicly-listed mining company incorporated in Delaware and headquartered in Colorado, whose shares are publicly traded on the Toronto Stock Exchange (TSX);

B.

The Company through various subsidiary entities is involved in all aspects of the international mining industry and, in particular, is assisting its wholly-owned subsidiary, Geovic, Ltd, a private corporation incorporated in the Cayman Islands and its majority-owned subsidiary, Geovic Cameroon PLC (“GeoCam”), a private corporation incorporated in Cameroon in developing a cobalt-nickel mining project (“Project”) in the Republic of Cameroon;

C.	The Company has no full time employees, as all its officers are employees of Geovic, Ltd. which also is the employer of all other persons involved in the Company’s business;

D.

The Executive has governmental relations, environmental and management expertise, has gained considerable and valuable experience leading the activities of GeoCam and provides executive and hands-on management expertise while adding substantial value during all phases of project and corporate development, and the Executive has been an executive officer of the Company since December 2006;

E.

The Executive has developed good working relationships with officials in the Republic of Cameroon, including the Prime Minister, GeoCam shareholders, US State Department personnel in Washington DC, US Embassy staff in Cameroon, including the Ambassador, and the leaders of many non-governmental organizations active in Cameroon; and

F.

The Company desires to retain the Executive now as an executive officer of the Company and of Geovic Ltd., and as a full-time employee of Geovic Ltd. and Executive desires to continue his work in such capacities, all pursuant to the terms and conditions set forth in this Agreement.

1

NOW THEREFORE, IT IS HEREBY AGREED as follows:

1.	Appointment, Duties and Term of Employment.

1.1

Job Description. Geovic, Ltd., now the Company’s 100%-owned subsidiary, initially employed the Executive as Senior Vice President, effective January 1, 2001. Executive has also served as Senior Vice President of the Company since December 2006. Executive has performed the job functions of the Senior Vice President in an admirable and effective manner and is expected to continue to perform his duties and provide the services (“Services”) to the Company and Geovic Ltd. as more specifically outlined in Schedule I. The Executive also agrees to serve as an officer of the Company’s other wholly-owned subsidiaries, Geovic Energy Corp. and Pawnee Drilling, LLC, if so requested.

1.2

Appointment as Officer. At or prior to approval of this Agreement by the Board of Directors of the Company (“Board”), the Executive shall be re-appointed as Senior Vice President of the Company and shall be appointed a full-time employee and the Senior Vice President of Geovic Ltd. and shall perform all such other duties for the Company and its subsidiaries and affiliates as may from time to time be authorized or directed by the Chief Executive Officer (CEO) or the Board, including his current role as Managing Director and Chairman of the Board of GeoCam.

1.3

Term. The Executive shall be employed by the Company in all such capacities for an employment term (“Term”) which shall be deemed to have commenced as of 01 January 2008 and ending on 31 December 2009 subject to all the covenants and conditions hereinafter set forth, except that, commencing 01 January 2008, the Term of this Agreement shall be deemed automatically renewed for rolling two-year periods, whereby the Term is twenty four (24) months on a continuing basis.

1.4

The Executive shall report to the Chief Executive Officer (“CEO” or “Contact Person”) on most matters and to the Chief Operating Officer (“COO”) on matters pertaining to Project operations. The Executive shall keep the CEO and COO well informed regarding Executive’s responsibilities and other Company and subsidiary matters and shall promptly respond to any reasonable requests by the CEO and COO in this regard.

1.5

Executive shall continue to provide his leadership Services to GeoCam and the Project, particularly those dealing with operating matters of the subsidiary and relations with its directors and shareholders.

1.6

The Executive shall not be engaged directly or indirectly in any other business activity or previously have contracted to perform such activity at a future date which would prevent the performance of the obligations hereunder.

	1.7	The Executive shall not conduct any unethical or illegal activities on behalf of the Company and agrees to comply with the Company’s guidelines on business practice and behavior.

1.8

The Executive shall be an officer of the Company and a full-time employee of Geovic Ltd. with the authority, autonomy and responsibility customary for a Senior Vice President. The Executive shall provide his Services exclusively to the Company and its subsidiaries, except that he may perform as an Outside Director on the Boards of no more than two other companies. Such outside directorships shall conform to Company’s priorities and place no unnecessary burden upon the Company or the Executive. During the Term of this Agreement, the Executive agrees to serve, if elected, as a director of the Company or Geovic Ltd. or as an officer or director of any other subsidiary or affiliate of the Company.

2.	Consideration and expenses.

2.1

During the Term of this Agreement, in consideration of the Executive’s Services hereunder, including, without limitation, service as an officer or director of the Company or of any subsidiary or affiliate thereof and as a full-time employee of Geovic Ltd., the Company shall pay the Executive according to the attached Schedule II payable monthly in arrears on the last working day of each month or as otherwise stipulated in Schedule II. All payments of consideration and expenses shall be made by direct deposit to an account in the name of Executive at a financial institution selected by Executive and located in the United States. All currency herein is expressed in US dollars.

	2.2	The Company or Geovic Ltd. shall pay or reimburse to the Executive:

2.2.1

All costs reasonably and properly expended by him on behalf of the Company for performance of Services, if proper documentation of such expenses is received by the Company in accordance with the Company’s normal expense reimbursement procedures;

2.2.2

During the Term of this Agreement, the Executive shall be entitled to participate in employee benefit plans or programs, if any, to the extent that Executive is eligible to participate in such plans or programs.

2.2.3

During the Term of this Agreement, Executive shall be entitled to participate in the Company’s Employee Stock Option Plan and the Company’s Annual bonus Program for Executives, subject to recommendations of the Compensation Committee and approval by the Company’s Board,

2.2.4

Until such time as the Company may adopt a medical plan, the Company shall reimburse the Executive’s medical insurance in an amount not to exceed $700/month or actual cost to Executive, whichever is lower. Once such a plan is adopted, Executive shall be entitled to full family coverage under the plan.

2.2.5

Expenses for Executive’s personal vehicle use shall be at a rate which is the greater of $0.465 per mile or the prevailing IRS mileage rate, but shall exclude the mileage associated with daily commuting;

Such payments or reimbursements shall be made within seven (7) days of a request for reimbursement by the Executive together with provision by the Executive of such additional evidence and information as the Company or Geovic Ltd. shall reasonably require.

2.3

The Executive shall be entitled to take four (4) calendar weeks of paid vacation annually during the Term, subject to the dates being previously agreed by the CEO and/or COO. Executive shall not be entitled to additional compensation if he fails to use this vacation, provided that with written approval of the CEO, up to two (2) weeks of annual vacation may be carried over to a succeeding year. The Executive shall also be entitled to take paid holidays in accordance with standard Company or Geovic Ltd. policy.

2.4

Executive shall accrue one (1) day of sick leave time per pay period, up to a maximum of 20 days, to be used only in connection with illness or medical conditions which interfere with providing Services.

3.	Termination.

	3.1	Either Party may terminate this Agreement and Executive’s employment with the Company by providing written notice to the other Party at least forty-five (45) days prior to the termination date.

3.2

The Company may terminate this Agreement and Executive’s employment with Geovic Ltd. without obligation to Executive by providing written notice to Executive at any time upon the occurrence of any one or more of the following events:

	3.2.1	Executive’s breach of any material obligation owed the Company in this Agreement;

	3.2.2	Executive’s neglect of duties to be performed under this Agreement;

	3.2.3	Executive’s failure or refusal to follow lawful directions given by CEO or the COO;

3.2.4

Executive’s dishonest conduct or conduct that has damaged or will likely damage the reputation of the Company, or conduct which is clearly contrary to the Company’s Code of Business Conduct and Ethics;

	3.2.5	Executive being convicted of a felony;

	3.2.6	Executive engaging in any act of moral turpitude;

	3.2.7	The death of the Executive; or

	3.2.8	Executive becoming permanently disabled for a period of six (6) consecutive months from performing the duties of his employment.

3.3

Anything contained in Section 3.2 to the contrary notwithstanding, the Company shall not terminate this Agreement and Executive’s employment with the Company pursuant to Section 3.2.1, 3.2.2 or 3.2.3 unless the Company shall have first given the Executive twenty-one (21) days’ prior written notice of such termination, which sets forth the grounds of such termination, and the Executive shall have failed to cure such grounds for termination within the twenty-one (21) day period.

3.4	Executive may terminate this Agreement and Executive’s employment by the Company by providing written notice to the Company at any time upon the occurrence of any one or more of the following events:

	3.4.1	The Company’s breach of any material obligation owed the Executive in this Agreement;

	3.4.2	The Company requiring Executive to perform illegal activities;

	3.4.3	Bankruptcy of the Company;

	3.4.4	Inability of Executive to substantially perform his essential duties under this Agreement because of a disability; or

3.4.5

In the event of merger, consolidation, divestiture, takeover, significant sale, change in control or any similar business circumstance with Company or its subsidiaries which result within 12 months of the change in control in either (i) a termination or threatened termination of Executive’s employment or a reduction in compensation to be paid to Executive, or (ii) a significant change in the duties of Executive reasonably deemed unacceptable by Executive.

The term “change in control” shall mean either: (1) any one Person (or group of affiliated persons) holds a sufficient number of Voting Shares of the Company or Resulting Issuer to affect materially the control of the Company or Resulting Issuer, or (2) any combination of Persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, hold in total a sufficient number of the Voting Shares of the Company or Resulting Issuer to affect materially the control of the Company or Resulting Issuer, where such Person or combination of Persons did not previously hold a sufficient number of Voting Shares to affect materially the control of the Company or Resulting Issuer. In the absence of evidence to the contrary, any Person or combination of Persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, holding more than 20% of the Voting Shares of the Company is deemed to materially affect the control of the Company or Resulting Issuer. Capitalized terms in this change in control paragraph have the same meaning as used in the TSX Corporate Finance Manual.

3.5

Anything contained in Section 3.4 to the contrary notwithstanding, the Executive shall not terminate this Agreement and Executive’s employment with the Company pursuant to Section 3.4.1 or 3.4.2 unless the Executive shall have first given the Company twenty-one (21) days’ prior written notice of such termination, which sets forth the grounds of such termination, and the Company shall have failed to cure such grounds for termination within the twenty-one (21) day period.

4.	Severance.

4.1

Within ninety (90) days of this Agreement and Executive’s employment being terminated by the Company pursuant to Section 3.1 or Section 3.2.8 or by the Executive pursuant to Section 3.4.1, 3.4.2, 3.4.4 or 3.4.5, the Company shall pay Executive a lump sum severance of two (2) years of the minimum base salary pursuant to Schedule II, section 1 commencing on the effective date of the termination, plus any annual bonus to which Executive would have been entitled had the Agreement not been terminated, and the Executive shall immediately become one hundred percent (100%) vested with respect to any options to purchase the Company’s capital stock that he then holds and/or any restrictions with respect to restricted shares of the Company’s capital stock that he then holds shall immediately lapse, subject to any applicable rules or restrictions imposed by any stock exchange or securities regulatory authority.

4.2

Within ninety (90) days of this Agreement and Executive’s employment with the Company being terminated by the Company pursuant to Section 3.2.7 (Death of Executive during the Term), the Company shall pay the trustee named in Executive’s last will and testament, if any, and if none, then the Executive’s estate, a lump sum severance of two (2) years of the minimum base salary pursuant to Schedule II, Section 1 commencing on the date of death, plus any annual bonus to which Executive would have been entitled had the Agreement not been terminated and Executive’s trustee named in Executive’s last will and testament, if any, and if none, then Executive’s estate, shall immediately become one hundred percent (100%) vested with respect to any options to purchase the Company’s capital stock that the Executive held at the time of his death and/or any restrictions with respect to restricted shares of the Company’s capital stock the Executive held at the time of his death shall immediately lapse, subject to any applicable rules or restrictions imposed by any stock exchange or securities regulatory authority or pooling restrictions entered into by the Company.

These Sections 4.1 and 4.2 and other Sections of this Agreement shall comply with all laws, rules and regulations of securities commissions and stock exchanges to which the Company may be subject, or with which it must comply. Otherwise the Executive and the Company agree to reasonably modify this Agreement in a manner that meets such requirements.

5.	Confidentiality.

5.1

In this Agreement, all information and data (“Information”) includes oral or written, computer file or other permanent form relating to the Company, Geovic Ltd., GeoCam and any other subsidiaries and affiliates of the Company (together the “Group”) and their businesses and assets or any part thereof disclosed or provided to the Executive and all documents, computer files or other records prepared by the Executive which contain or are based on any such information or data, together with all confidential information and data concerning the business of the Group, and information to the Group that is furnished by a third party and deemed confidential and that was furnished by the third party after assurance of confidential treatment.

5.2

The Executive shall keep all Information strictly confidential and shall not disclose the Information, in whole or in part, to any person other than directors or employees of the Group and outside personnel that need to know such Information for their performance of services on behalf of the Company.

5.3

The Executive shall not use the Information for any purpose whatsoever other than for the purpose of providing the Services herein, and as may be required or beneficial in the performance of the Services herein.

	5.4	The provisions of Sections 5.2 and 5.3 shall not apply to Information:

		5.4.1	which at the time of disclosure is available to the public generally;

		5.4.2	which after disclosure becomes available to the public generally, other than by reason of a breach by the Executive of his obligations under this Agreement; or

		5.4.3	subject to any disclosure if such disclosure is the requirement of a court of competent jurisdiction.

5.5

The obligations in Sections 5.2 and 5.3 shall remain in effect for three (3) years after termination of this Agreement, and for such longer term as may reasonably be required to maintain the confidentiality of Information material to the Group’s business.

6.	Company property.

	6.1	The products and results of the Services shall be the exclusive property of the Company.

6.2

On the expiration or termination of the Term of this Agreement (for whatever reason and howsoever caused) the Executive shall promptly deliver to the Company all copies of all Information in the possession or under the control of Executive and all other property belonging to the Company which may be in possession or under his control.

7.	Taxes.

Federal and state taxes will be withheld by the company from Executive’s monthly salary and cash bonuses, if any, and Executive shall be eligible for workers compensation and unemployment insurance benefits to the extent provided by law. For all purposes under this Agreement, Executive is a resident of the State of Colorado.

8.	Evacuation.

The Company shall make all available efforts to ensure the release, evacuation and/or medical care of the Executive and/or members of his family if the Executive and/or members of his family are kidnapped, held hostage, require emergency medical evacuation or are caught up in any kind of civil unrest or violence during Executive’s performance of Services to the Company.

9.	Notices.

9.1

Any notice to be given under this Agreement must be in writing and must be delivered to the addressee in person or left at the address of the addressee or sent by facsimile to the facsimile number of the addressee which in each case is specified in this Section, and marked for the attention of the person so specified, or to such other address or facsimile number and/or marked for the attention of such other person as the relevant Party may from time to time specify by notice given in accordance with this Section.

The details of each party at the date of this Agreement are:

To the Company:	Geovic Mining Corp. 743 Horizon Court, Suite 300A Grand Junction, CO 81506 USA Facsimile: 970 256 9241 Attention: The Secretary

To the Executive:	GARY R. MORRIS 743 Horizon Court, Suite 300A Grand Junction, CO 81506 USA Facsimile: 970 256 9241

	9.2	A notice shall take effect from the time it is deemed to be received as follows:

		9.2.1	in case of a notice delivered to the addressee in person, upon delivery;

		9.2.2	in the case of a notice left at the address of the addressee, upon delivery at that address;

		9.3.3	in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates the facsimile number of the recipient.

10.	Governing law and venue.

This Agreement shall be governed by and interpreted in accordance with the laws of Colorado, United States and venue for any action relating to or arising out of this Agreement shall only be proper in Mesa County, Colorado, USA.

11.	No waiver.

The failure of any party to insist upon the strict performance of any of the terms, conditions or provisions of this Agreement shall not be construed as a waiver of relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.

12.	Rights, obligations and assignment.

The rights and obligations of the Company and Geovic Ltd. under this Agreement shall inure to the benefit of, and shall be binding upon, their respective successors and assigns.

13.	Severability.

If any of the provisions of this Agreement shall for any reason be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement, but shall be confined to such invalid or unenforceable provision.

14.	Captions.

The captions inserted in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of this Agreement, or any provision hereof, nor in any way affect the interpretation of this Agreement.

15.	Entire Agreement

This Agreement and the schedules hereto embody the entire understanding between the parties hereto pertaining to the subject matter hereto and supersedes all prior agreements and understandings of the parties in connection therewith.

IN WITNESS whereof the Parties hereto have executed the Agreement this ______ day of  May 2008, effective as of 01 January 2008.

Signed /s/ John E. Sherborne
John E. Sherborne, for and on behalf of GEOVIC MINING CORP.

Signed /s/ John E. Sherborne
John E. Sherborne, for and on behalf of GEOVIC LTD.

Signed /s/ Gary R. Morris
GARY R. MORRIS, Executive

SCHEDULE I
THE SERVICES

The Executive shall render Services in such executive, supervisory, and general administrative capacities as the Officers and Board of Directors of the Company and Geovic Ltd. and the Company’s other subsidiaries shall from time to time determine. Without limiting the foregoing, the Executive shall serve as Senior Vice President reporting to the CEO unless otherwise assigned. Executive’s primary duties include, without limitation, management and leadership of the GeoCam office, including serving as a director, and, if elected, the Chairman of the Board of GeoCam, liaison with United States and foreign government agencies associated with GeoCam activities, office and field supervision of certain Company and GeoCam employees and contractors, and assisting other senior management with the corporate affairs of the Company, while assuring that the performance of all such activities are conducted under global corporate governance standards and all laws of appropriate jurisdiction.

The Executive shall have the following general corporate responsibilities:

1.

Monitor the international political and business environment for factors likely to impact the timely development of the Company’s Mining Project or other activities in Cameroon and prepare periodic reports for management of issues related to these factors.

2.	Outline Company strategies for expedient corporate and Project development with regard to the following aspects:

Cameroon political environment

GeoCam relationships with NGO’s

Relationships with GeoCam shareholders

Restructuring and/or re-capitalizing GeoCam

Coordinating and managing the approval process for the Project environmental study and management plan

Coordinating and managing the land lease program for the Project.

3.

Maintain existing and establish new business relationships with Cameroon government officials, US officials dealing in the affairs of Cameroon, and foreign or US-based NGOs with projects or programs in Cameroon.

4.	Administer US Trade and Development Agency Grant activities, including contractual obligations, reporting, and invoices.

5.	Manage GeoCam compliance with all aspects of the Shareholders Agreement, Loan Agreement, Service Contract and any other controlling documents affecting the activities of GeoCam.

Regarding GeoCam, specifically:

1.

Executive shall continue to serve as General Manager and Chairman of the Board of GeoCam, subject to the continuing approval of the Board of GeoCam. Executive shall plan and carry out all procedural activities of a private Cameroonian company including Board meetings, annual reports, shareholders meetings, auditing of the accounts, and all corporate reporting responsibilities.

2.

During the pre-development phase of the Mining Project, manage the implementation of all in-country programs and activities, and ensure compliance with the terms and conditions of the Mining Convention and Mine Permit including reporting obligations and associated costs.

3.

Without prejudice to other provisions of this Agreement, the Executive shall report directly to the COO of the Company with respect to all activities pertaining to the development, construction and operation of the Project. In this regard, specific obligations of the Executive include:

	a.	Determination and management of land lease procedures, responsible parties, time requirements and timely attainment of the necessary leases.

	b.	Determination and reconciliation of all reporting obligations and fee requirements pursuant to the Mining Convention and Mine Permit.

	c.	Determination and management of environmental compliance procedures, responsible parties and time requirements for GeoCam’s EIS/EMP.

d.

Together with the Deputy General Manager, coordinate and manage all in- country logistical support needed by visiting expatriates and Company consultants in conjunction with Mining Project activities, including the scheduling of meetings with appropriate government officials, field trip logistics, etc.

4.

Manage the expectations of all stakeholders regarding project development and timing, including all relevant ministries and other Cameroon Government authorities, US officials in Cameroon, NGOs, and other business associates. Organize and carry out periodic town hall meetings to inform the public and NGOs about project progress. Join and participate in a US-Cameroon Chamber of Commerce or similar organization.

5.

Together with the Deputy General Manager, direct transition to payroll administrator to set up contracts for appropriate existing Geovic Cameroon employees in accordance with labor code requirements, and establish contract labor service for part time and full time contractors.

6.

Manage preparation and assume accountability for all GeoCam technical service agreements, budgets and all associated accounting and auditing responsibilities. Together with the Deputy General Manager, prepare a monthly report to Company management summarizing activities, accomplishments, budget reconciliation, status of compliance with regulatory requirements and expected upcoming events, meetings, challenges and opportunities.

7.

Together with the Deputy General Manager, develop and manage an employee job appraisal process that includes goal setting with appropriate deliverables, periodic performance reviews, and possible bonuses for exceptional achievements.

8.

Together with the Deputy General Manager, manage completion, implementation, and compliance with the GeoCam Policy and Procedures Manual that includes health, safety and security plans for employees and expatriate personnel.

9.	Together with Deputy Manager, manage GeoCam’s office(s) and residence(s) in Cameroon for the Executive, staff and consultants employed by the Company.

10.	Coordinate and manage GeoCam’s socio-humanitarian aid program to ensure its effectiveness.

SCHEDULE II
COMPENSATION

1.

In accordance with Section 2.1 of this Agreement, the Executive shall be paid a salary of US$168,000 per year effective 01 January 2008. The Executive's performance and compensation package shall be reviewed annually by the CEO and by the Compensation Committee of the Board.

2.

Executive has received, upon approval by the Compensation Committee of the Board of Directors and the Board, an initial grant of options to purchase up to 150,000 Option Shares in accordance with the Company’s Amended and Restated Stock Option Plan and shall receive subsequent annual grants of Options in accordance with the option compensation arrangements established by the Compensation Committee and the Board of Directors of the Company during the Term of this Agreement to be completed in compliance with regulations of the appropriate regulatory authorities. The options shall have such terms as are determined by the Board in accordance with the Amended and Restated Stock Option Plan. In the event that options held by Executive become vested in full for any of the reasons described in Section 4.1, all options then held by Executive shall be deemed automatically at that time to be non- qualified options and not Incentive Stock Options under the Amended and Restated Stock Option Plan and may be exercised at any time during the original term of the option.

3.

Executive shall be eligible to receive an annual cash incentive bonus in an amount up to thirty percent (30%) of Executive’s annual salary, pursuant to an appraisal of Executive’s performance as outstanding by the CEO and the Compensation Committee. If the Board puts into place a restricted stock or deferred share plan, the Executive shall have the option to receive any such bonus awarded as deferred compensation.

4.

In recognition of the need for the Executive to spend considerably more time on location in Cameroon, the Company will pay an additional salary of US$1,000 per month, such additional payments to be made retroactive to 01 January 2007. Further, Company will pay the cost to upgrade air travel to Cameroon by Executive and spouse to business class for overseas travel leg to and from US to Europe, if possible, but only without an overnight stay in Europe. Company shall pay expense to ship Executive’s personal belongings back to Colorado.